Exhibit 5.1

[Letterhead of Seyfarth Shaw LLP]

October 2, 2015

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, Illinois 60062

Ladies and Gentlemen:

We have acted as counsel for Nanosphere, Inc., a Delaware corporation (the “Company”) in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 1,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Nanosphere, Inc. 2014 Long-Term Incentive Plan, as amended (the “Plan”).

In arriving at this opinion, we have examined the Company’s Certificate of Incorporation, as amended (the “Charter”), its by-laws, as amended, the records of the corporate proceedings of the Company authorizing the issuance and sale of the shares of Common Stock covered by the Registration Statement, the Plan and such other instruments and documents as we have deemed appropriate.

In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

The scope of this opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law, including without limitation applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We have assumed that, at or prior to the time of the issuance and delivery of any Shares, that there will not have occurred any change in law or the Company’s Charter, or further action by the Company’s board of directors, in each case affecting the validity of the issuance of the Shares.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares have been duly authorized; (ii) upon issuance of Shares against consideration therefore pursuant to the terms and conditions set forth in the Plan, the Shares will be legally issued, fully-paid and non-assessable shares of Common Stock of the Company under the laws of the State of Delaware.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the U.S. Securities and Exchange Commission adopted under the Securities Act.

In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Shares that are the subject of the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ SEYFARTH SHAW LLP